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                                                                   EXHIBIT 99.1

              STARMEDIA NETWORK (d/b/a CYCLELOGIC MOBILE SOLUTIONS)
                       ANNOUNCES RESULTS OF ANNUAL MEETING

                COMPANY TO EFFECT 1-FOR-1,000 REVERSE STOCK SPLIT
                         AND "GOING PRIVATE" TRANSACTION


         MIAMI, FLORIDA, MARCH 18, 2003 -- StarMedia Network, Inc., d/b/a CycleLogic Mobile Solutions (the "Company") today announced the results of its annual meeting of stockholders held on March 17, 2003 in Miami, Florida.

         The results were as follows:

         o PROPOSAL NO. 1 - ELECTION OF DIRECTOR. Susan Segal, the Company's acting Chairman of the Board of Directors, was re-elected as a director to serve an additional term until the 2005 annual meeting of stockholders.

         o PROPOSAL NO. 2 - CHANGE OF NAME. The stockholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation to change the Company's name to "CycleLogic, Inc."

         o PROPOSAL NO. 3 - REVERSE STOCK SPLIT. The stockholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a one-for-1,000 reverse stock split of all outstanding shares of the Company's common stock, thus enabling the Company to "go private."

         o PROPOSAL NO. 4 - NUMBER OF DIRECTORS ON BOARD. The stockholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation to provide that the minimum number of directors be no less than three (3) nor more than nine (9) (exclusive of directors, if any, to be elected by holders of preferred stock of the Company, voting separately as a class).

         o PROPOSAL NO. 5 - STOCKHOLDER ACTION BY WRITTEN CONSENT. The stockholders did not approve a proposal to amend the Company's Amended and Restated Certificate of Incorporation to permit stockholder action by written consent in lieu of a meeting.

         In light of stockholder approval of Proposals No. 2 and No. 3, effective as of midnight tonight, the Company expects to amend its Certificate of Incorporation to effect the change of the Company's name and the reverse stock split, as described in the Company's proxy statement dated February 12, 2003. The Company also expects to file a Form 15 with the Securities and Exchange Commission before the end of the month in order to deregister the Company's common stock and terminate its public company reporting obligations.

ABOUT THE COMPANY

         StarMedia Network, d/b/a CycleLogic Mobile Solutions, provides integrated solutions that enable the delivery of content and applications to users of wireless services in Latin America. Currently, over 25 wireless carriers in Latin America use CycleLogic's solutions. The Company's principal offices are


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located at 999 Brickell Ave., Miami, Florida 33131 with additional offices in
Argentina, Brazil, Chile, Colombia, Mexico and Venezuela. For more information, please visit the Company's corporate web site at www.cyclelogic.com.

         THIS PRESS RELEASE CONTAINS STATEMENTS OF A FORWARD-LOOKING NATURE WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 RELATING TO FUTURE EVENTS OR FUTURE FINANCIAL RESULTS OF STARMEDIA NETWORK, INC. INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS OR BELIEFS AND ARE SUBJECT TO A NUMBER OF FACTORS THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY. IN CONSIDERING SUCH STATEMENTS, INVESTORS SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS WHICH COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED FROM SUCH FORWARD-LOOKING STATEMENTS, INCLUDING THE MATTERS SET FORTH IN STARMEDIA NETWORK, INC.'S REPORTS AND DOCUMENTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                   # # # # # #

INQUIRIES:

Michael Hartman
CycleLogic Mobile Solutions
Telephone:  305-938-3000





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